Exhibit 99.1

January 15, 2021

THE BOARD RECOMMENDS THAT YOU DO NOT ACCEPT
THE COMRIT TENDER OFFER

Dear Griffin Capital Essential Asset REIT, Inc. Class AA Stockholder:

On January 13, 2021, Comrit Investments I, Limited Partnership (“Comrit”) commenced an unsolicited offer to purchase up to 499,168 shares of Class AA common stock, par value $0.001 per share (the “Class AA Common Stock”), of Griffin Capital Essential Asset REIT, Inc. (“GCEAR”), at a price of $6.01 per share in cash (the “Comrit Offer”). You should expect to receive offer materials for the Comrit Offer, if you have not received them already. This is NOT an offer from GCEAR.

After carefully evaluating the Comrit Offer and consulting with our management and such advisors as deemed appropriate by the board of directors of GCEAR (the “Board”), the Board recommends you DO NOT ACCEPT the COMRIT Offer and DO NOT tender your shares of class AA common stock. The Board believes the Comrit Offer is not in the best interests of GCEAR’s Class AA stockholders for the following reasons:

(1)
The Comrit Offer price is less than the current published net asset value of the shares of Class AA Common Stock. As of September 30, 2020, the published net asset value (“NAV”) per share of the Class AA Common Stock was $8.84. The Comrit Offer price is $6.01 per share, or approximately 32% less than the last published NAV per share.

(2)
The Comrit Offer represents an opportunistic attempt by Comrit to generate profit by purchasing the shares of Class AA Common Stock at a deeply discounted price relative to its last disclosed NAV as of September 30, 2020, thereby depriving the Class AA stockholders who tender their shares of Class AA Common Stock in the Comrit Offer of the potential opportunity to realize more value over the long term of their investment in GCEAR.

(3)
Comrit states that it . . . has not made an independent appraisal of the Shares or the Corporation’s properties in connection with the Offer and is not qualified to appraise real estate.” Comrit’s Offer price was randomly established based on Comrit’s objectives and not based on what is in the best financial interest of you and the other GCEAR Class AA stockholders.

In light of the reasons considered above, the Board unanimously determined accepting the Comrit Offer is not advisable and is not in the best interests of GCEAR’s Class AA stockholders. Accordingly, the Board unanimously recommends the GCEAR Class AA stockholders reject the Comrit Offer and NOT tender their shares of Class AA Common Stock for purchase pursuant to the Comrit Offer. We file all of our public reports and updates on www.sec.gov and on our website at www.gcear.com, where you can find additional information on GCEAR. Please take the time to read it before making your decision.

The Board will continue to consider the liquidity available to GCEAR Class AA stockholders going forward, balanced with other long-term interests of the GCEAR Class AA stockholders and the company. It is possible that in the future additional liquidity will be made available to you, though we can make no assurances as to whether that will happen, or the timing or terms of any such liquidity and whether any such liquidity will be available at a price in excess of the Comrit Offer price.

The Board notes each GCEAR Class AA stockholder must evaluate whether to tender his or her shares of Class AA Common Stock in the Comrit Offer and that an individual GCEAR Class AA stockholder may determine to tender based on, among other considerations, such GCEAR Class AA stockholder’s individual liquidity needs. In making a decision as to whether to tender his or her shares of Class AA Common Stock in the Comrit Offer, each GCEAR Class AA stockholder should keep in mind that the Board makes no assurances with respect to (i) future distributions (which can change periodically), (ii) the timing of providing liquidity to the GCEAR Class AA stockholders or the price a GCEAR Class AA stockholder might receive upon a sale of its shares, or (iii) the next published net asset value per share taking into consideration the current market volatility, disruptions and uncertainty. Each GCEAR Class AA stockholder should carefully review all of the Comrit Offer documents sent to you by Comrit, as well as GCEAR’s publicly available annual, quarterly and other reports, and consult with his or her own financial, tax and other advisors in evaluating the Comrit Offer before deciding whether to tender his or her shares of Class AA Common Stock.

The Board believes the Comrit Offer is not in the best interests of our Class AA stockholders. Any communication from the Board or GCEAR will clearly indicate such and will not be sent on our behalf by a third party.

We appreciate your trust in GCEAR and its Board and thank you for your continued support. We encourage you to follow the Board’S recommendation and not tender your shares of class AA common stock in the Comrit Offer.

Sincerely,

/s/ Kevin A. Shields
Kevin A. Shields
Chairman of the Board and Executive Chairman
Griffin Capital Essential Asset REIT, Inc.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this letter of Griffin Capital Essential Asset REIT, Inc., other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements may discuss, among other things, our future capital expenditures, distributions and acquisitions (including the amount and nature thereof), business strategies, the expansion and growth of our operations, our net sales, gross margin, operating expenses, operating income, net income, cash flow, financial condition, impairments, expenditures, capital structure, organizational structure, and other developments and trends of the real estate industry. Such statements are based on a number of assumptions involving judgments with respect to, among other things, future economic, competitive, and market conditions, all of which are difficult or impossible to predict accurately. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. We cannot guarantee the accuracy of any such forward-looking statements contained in this letter, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable securities laws and regulations.

See the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 4, 2020, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and September 30, 2020 as filed with the SEC on May 12, 2020 and November 9, 2020, respectively, for a discussion of some, although not all, of the risks and uncertainties that could cause actual results to differ materially from those presented in our forward-looking statements.